Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan, 2021 Stock Incentive Plan, and Amended and Restated 2021 Employee Stock Purchase Plan of Verve Therapeutics, Inc. of our report dated April 16, 2021 (except for Note 17(E), as to which the date is June 14, 2021) with respect to the consolidated financial statements of Verve Therapeutics, Inc. included in its Registration Statement (Form S-1), as amended, and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 17, 2021